2002 ABRAMS INDUSTRIES
ANNUAL REPORT

BUILDING ON OUR STRENGTHS

ENTERING OUR 78TH YEAR...



BUSINESS DESCRIPTION

Established in 1925, Abrams Industries, Inc. (the "Company"), operating through its wholly owned subsidiaries, engages in commercial construction, real estate investment, and energy management. Abrams Construction, Inc. builds and renovates retail stores, shopping centers, warehouses, distribution and manufacturing facilities, and engages in other types of commercial construction throughout the United States. Abrams Properties, Inc., currently owns or controls over 1.5 million square feet of shopping centers in the Midwest and Southeast, and approximately 200,000 square feet of office properties in metropolitan Atlanta, Georgia. Abrams Power, Inc., through its subsidiary, Servidyne Systems, LLC, offers its institutional customers an array of state-of-the-art strategies to reduce energy consumption and equipment maintenance costs in commercial buildings.

ANNUAL MEETING INFORMATION

The Annual Meeting of Shareholders of Abrams Industries, Inc. will be held at 4:00 p.m. on Wednesday, August 21, 2002, at the Corporate Headquarters, 1945 The Exchange, Suite 300, Atlanta, Georgia.

TRANSFER AGENT

SunTrust Bank
Post Office Box 4625
Atlanta, Georgia 30302

CONTENTS

| DEAR FELLOW SHAREHOLDERS:

America's collective confidence has suffered a severe blow from the horrific events of September 11, 2001, and from the dramatic slowing of the world's economy. These challenges to the nation's equilibrium have generally caused Americans to retrench, both personally and financially, and at Abrams Industries, we are no different. Management has taken the opportunity to review the basics of each of our businesses with its respective operating teams, and we have evaluated the general health of each industry in which we participate. We retain our conviction that we must improve gross margins, increase the return on shareholders' equity, and broaden our customer base to produce the growth in earnings and cash flow needed for consistent growth in shareholder value. We have aggressively managed the effects of this year's externally imposed challenges with flexible responses designed to maintain the financial integrity of your Company.

Here are a few highlights from fiscal 2002:

Our core Construction Segment produced positive operating earnings despite very difficult market conditions. In pursuit of higher gross margins in a fiercely competitive environment, management elected not to pursue a number of potential construction jobs that were ultimately awarded to others at prices that we believe offered us little or no chance for profitability. To offset the resulting approximate 29% decline in Construction revenue compared to last year, management reduced Construction selling, general and administrative expenses by approximately 49% while retaining our key resources. In addition, we recommitted ourselves to increasing contract profitability by focusing on customers and contracts that place more value on our high quality and high service approach.

Since the mid-1990s, we have pursued a strategy of diversification in our Real Estate Segment. Through a combination of property sales and acquisitions, redevelopment, and successful leasing, we have effectively reduced our revenue concentration in the retail sector and lessened our dependency on any single tenant. In 1994, Kmart anchored or co-anchored 11 of the 12 income-producing properties in our then all-retail portfolio. Since then, the Company sold five freestanding Kmart facilities and two Kmart-anchored shopping centers, redeveloped a former Kmart-anchored shopping center, developed and subsequently sold an industrial facility, and acquired two shopping centers and two suburban office properties that we retain in our portfolio. Today, our six shopping centers contain anchor stores leased to a variety of retailers, including AMC, Beall's, Big Lots, Harbor Freight Tools, Jo-Ann Fabrics, Kash n' Karry, Kroger, Office Depot, and Publix, and three contain stores leased to Kmart. There are dozens of institutional and local tenants in our office properties, including the corporate headquarters facility where SunTrust Bank is the building's largest tenant with 38% of the leasable area. The most recent property sale occurred in June 2002, when we closed on the sale of Kmart co-anchored Merchants Crossing Shopping Center of Englewood, Florida, resulting in an estimated pre-tax gain of approximately $1 million. Excluding the Englewood rental revenues because of the center's sale, and without the rental revenues from two freestanding leaseback centers that were terminated in 2002, Kmart represented $3.9 million or approximately 32% of our fiscal 2002 rental revenues, down from $6.6 million or 56% in fiscal 1997.

We completed negotiations with the State of Georgia and finalized the sale of our former Jones Avenue manufacturing facility in downtown Atlanta, generating an after-tax gain of approximately $1.7 million.

Fiscal 2002 marked the first year for our new Energy Management Segment, created in May 2001 by our acquisition of the assets of Servidyne Systems, Inc. Reporting higher annual revenues but a small operating loss, the Segment was negatively impacted by the economic downturn and the events of September 11th, as a majority of our Energy Management customers operate in the hospitality industry. Despite these difficult market conditions, we made significant progress in fiscal 2002. Engineering revenues doubled, reflecting a continued emphasis on energy conservation, and we increased our engineering services capacity significantly, putting the Company in a strong position to continue to take advantage of the increasing demand for these much-needed services. Our expertise in energy engineering and consulting was further recognized in March 2002 when for the second consecutive year, Servidyne Systems received the Environmental Protection Agency's Energy Star® 2002 Partner of the Year Award for Excellence in Energy Management. Servidyne received the award for leading its industry in successfully qualifying more buildings for the Energy Star label in 2001 than any other third-party service provider.

We continued to reduce exposure to market risks associated with our balance sheet by replacing interest rate sensitive debt with fixed rate mortgages. With the successful refinancing of the Company's corporate headquarters facility in July 2002, these initiatives have resulted in a 67% reduction in interest rate sensitive debt since 1999, from $37.6 million to $12.3 million.

Throughout the year, we concentrated on aggressively reducing overhead expenses. Excluding our new Energy Management Segment for purposes of comparison, we reduced consolidated selling, general and administrative expenses by approximately 37%, compared to an approximate 26% reduction in consolidated revenues, excluding Energy Management.

In spite of a difficult business and economic environment, we were able to increase shareholders' equity and maintain our unbroken record of twenty-three consecutive years of quarterly dividend payments to our shareholders.

Clearly, fiscal 2002 was a demanding year for your Company, yet through it all, we continued our efforts to align the interests of our directors, employees and shareholders more closely, and to deliver quality products and services to our customers. As Abrams Industries enters our 78th year, we are confident that by relying on our expertise and continuing our diligent efforts, we will move closer to achieving the growth in earnings and cash flow necessary to realize consistent growth in shareholder value.

Sincerely,

Alan R. Abrams
Co-Chairman of the Board
President and Chief Executive Officer

J. Andrew Abrams
Co-Chairman of the Board

FOUNDER

Alfred R. Abrams
(1899-1979)

FORMER CHAIRMAN

Bernard W. Abrams
(1925-2001)

BOARD OF DIRECTORS

Alan R. Abrams (E)
Co-Chairman of the Board
President and Chief Executive Officer
Abrams Industries, Inc.
President and Chief Executive Officer
Servidyne Systems, LLC

J. Andrew Abrams (E)
Co-Chairman of the Board
Vice President-Business Development
Abrams Industries, Inc.

David L. Abrams
President
Silver Star Management Corp.

Edward M. Abrams (E)
Chairman of the Executive Committee
Abrams Industries, Inc.

Paula Lawton Bevington
Chairman
Servidyne Systems, LLC

Gilbert L. Danielson (A)
Executive Vice President, Chief Financial Officer
Aaron Rents, Inc.

Melinda S. Garrett (E)
Chief Financial Officer
Abrams Industries, Inc.
President
Abrams Properties, Inc.

Robert T. McWhinney, Jr. (A) (C)
President
Jacobs Consultancy, Inc.
Group Vice President
Jacobs Engineering Group, Inc.

B. Michael Merritt (E)
President and Chief Executive Officer
Abrams Construction, Inc.

L. Anthony Montag (C)
Chief Executive Officer
A. Montag & Associates, Inc.

Felker W. Ward, Jr. (A) (C)
Chairman of the Board
Pinnacle Investment Advisors, Inc.

Committees:
E-Executive A-Audit C-Compensation

OFFICERS OF ABRAMS INDUSTRIES, INC. AND SUBSIDIARIES

Alan R. Abrams
J. Andrew Abrams
Barry C. Abramson
Janis H. Fowler
Melinda S. Garrett
George W. Hodges, Jr.
B. Michael Merritt
Rick A. Paternostro
Thomas F. Stock
Claire J. Wiggill

PARENT COMPANY

ABRAMS INDUSTRIES, INC.
1945 The Exchange
Suite 300
Atlanta, Georgia 30339-2029
(770) 953-0304
(770) 953-9922 (fax)
www.abramsindustries.com

CONSTRUCTION SEGMENT

ABRAMS CONSTRUCTION, INC.
1945 The Exchange
Suite 350
Atlanta, Georgia 30339-2029
(770) 952-3555
(770) 952-4010 (fax)
www.aciatl.com

REAL ESTATE SEGMENT

ABRAMS PROPERTIES, INC.
1945 The Exchange
Suite 400
Atlanta, Georgia 30339-2029
(770) 953-1777
(770) 953-9922 (fax)

ENERGY MANAGEMENT SEGMENT

ABRAMS POWER, INC.
SERVIDYNE SYSTEMS, LLC
1350 Spring Street NW
Suite 200
Atlanta, Georgia 30309-2866
(404) 352-2050
(404) 347-8637 (fax)
www.servidyne.com

In Memoriam

BERNARD W. ABRAMS
1925 - 2001



Mr. Bernard W. Abrams, Abrams Industries' beloved former Chairman and Chief Executive Officer, died on December 18, 2001, after a lifetime of service to his family, his country and his company. A decorated combat infantryman, he was laid to rest at Arlington National Cemetery with full military honors.

The elder son of our Company's founder, Bernie was graduated from the United States Military Academy at West Point in 1947 and initially served in the United States Army on occupation duty in Germany. He next volunteered for a combat tour in Korea where he served as an infantry platoon leader and company commander. For his bravery and selfless leadership, he was awarded the Combat Infantryman Badge, the Bronze Star with "V" device and the Silver Star. Twice wounded in action, Bernie also received the Purple Heart with oak leaf cluster. His injuries ultimately cut short his military career, forcing him to retire after reaching the rank of captain.

Returning to civilian life, Mr. Abrams joined the Company in 1952, and was an Abrams employee and Director for almost five decades. "Mr. B.W." was Chairman of the Board and Chief Executive Officer from 1972 to 1995, Chairman of the Executive Committee from 1995 to 1998, and then Chairman Emeritus until his death. Under his leadership, our construction business thrived, and the Company grew to be a diversified public company by also manufacturing store fixtures and engaging in real estate development. He loved spending time with employees and their families, and had a remarkable ability to inspire the best in each of us.

Bernie's leadership extended far beyond Abrams Industries. A tireless supporter of West Point and the Army, Bernie also served in numerous community leadership roles, and was involved in many local and state affairs. He served as director of the USO Council of Greater Atlanta, as campaign general chairman for the United Way of Metropolitan Atlanta, as president of the Atlanta Area Council of the Boy Scouts of America, and as Civilian Aide to the Secretary of the Army. In 1998, West Point awarded him its highest alumni honor, naming him a Distinguished Graduate.

Mr. Abrams leaves behind three adult children, David (a director of the Company), Janet, and Judy, as well as a devoted extended family and a legion of friends.

We proudly salute the memory of our "Chief," Bernard W. Abrams, hero and patriot, successful businessman, philanthropist, community leader, and our friend. His life's extraordinary accomplishments truly exemplify the principles of Duty, Honor, Country.

ABRAMS INDUSTRIES
SINCE 1925

ABRAMS INDUSTRIES, INC.

CORPORATE HEADQUARTERS
1945 The Exchange
Suite 300
Atlanta, Georgia 30339-2029
770.953.0304
fax 770.953.9922
www.abramsindustries.com